                                                                                                                                                                                                                                                                                                                                                                                                                                                            Exhibit 10.3
WAFERGEN BIO-SYSTEMS, INC.

PUT OPTION AGREEMENT

THIS PUT OPTION AGREEMENT (this “Agreement”) is entered into as of ___________ __, 2009, by and among (i) Alnoor Shivji (the “Founder”), the founder and chairman, chief executive officer and president of WaferGen Bio-systems, Inc., a Nevada corporation (“WaferGen US”), and (ii) Prima Mahawangsa Sdn Bhd (the “Investor”), a purchaser of Series B Redeemable Convertible Preference Shares (“Series B Shares”) issued by WaferGen Biosystems (M) Sdn. Bhd. (formerly known as Global Dupleks Sdn. Bhd.), a Malaysian corporation (the “Company”), pursuant to that certain Share Subscription and Shareholders Agreement dated as of the date hereof (the “Purchase Agreement”) between WaferGen US, the Investor and the Company.
RECITALS

A.           WHEREAS, the Investor has entered into the Purchase Agreement for the purchase and subscription of certain Series B Shares of the Company.

B.           WHEREAS, in order to induce the Investor to enter into the Purchase Agreement, the Founder has agreed to grant to the Investor an option to put (the “Put Right”) to the Founder the Series B Shares purchased by the Investor pursuant to the Purchase Agreement upon the occurrence of a Triggering Event, as such term is defined below.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties mutually agree as follows:

AGREEMENT

SECTION  1

PUT OPTION

1.1           Grant of Put Option.  Upon receipt by the Investor of written notice by the Founder of a Triggering Event, the Investor shall have the option (the “Put Option”) to require the Founder to purchase from the Investor, subject to the conditions set forth in this Agreement, all of the Series B Shares initially purchased by the Investor pursuant to the Purchase Agreement or the number of Series B Shares then held by the Investor, whichever is less (the “Put Shares”), at a per share purchase price equal to $5.625 (as adjusted for stock splits, stock dividends and similar recapitalizations or reorganizations) (the “Put Option Price”).  In order to exercise such Put Option, the Investor must deliver written notice to the Founder of the Investor’s election to exercise the Put Option in accordance with Section 1.3 of this Agreement within 15 days of the date on which the Investor receives written notice of the Triggering Event from the Founder.

1.2           Notice of Triggering Event.  The Founder shall provide the Investor written notice of a Triggering Event within seven days of the date on which the Triggering Event occurs.  A “Triggering Event” shall occur when any of the following events shall occur: (i) the Founder sells or transfers, prior to December 31, 2010, in one or more transactions, greater than 2,603,425 shares of Common Stock of WaferGen US (which amount equals approximately 80% of the shares of Common Stock of WaferGen US owned by the Founder on the date hereof) to one or more Third Parties, (ii) the Founder voluntarily resigns from the Board of Directors of WaferGen US and such resignation is not approved by, or is not pursuant to a restructuring of the Company or WaferGen US approved by, holders of a majority of the outstanding Series A Shares at the time of such resignation, or (iii) the Founder is convicted of a felony involving fraud or dishonesty, provided that the Founder was actively involved in the management of the Company at the time at which any such crime was committed.  For purposes of this Section 1.2, (i) “Third Party” means any person or entity other than the Founder’s Affiliates (as defined below), or the relatives (by blood or marriage) of the Founder or the Founder’s Affiliates; provided, however, that in the event of any transfer or sale of any shares by the Founder to the Founder’s Affiliates or the relatives of the Founder or the Founder’s Affiliates (such person or entity, a “Transferee”), such Transferee shall agree in writing to be bound by the terms of this Agreement with respect to such Put Shares; and “Affiliate” means, with respect to a person or entity, any other person or entity directly or indirectly controlling, controlled by, or under common control with such person or entity.

1.3           Manner of Exercise.  The Investor shall exercise the Put Option by giving an irrevocable written notice to the Founder, within 15 days of the date on which the Investor receives written notice of the Triggering Event from the Founder, that the Investor elects to exercise such Put Option upon the terms and subject to the conditions set forth in this Agreement.

1.4           Closing and Payment.  The closing of the purchase and sale of the Put Shares shall occur on the date designated in writing by the Founder to the Investor, which date shall be within 120 days following the date upon which the Founder received the written notice from the Investor that the Investor was electing to exercise the Put Option.  The aggregate Put Option Price shall be payable to the Investor by the Founder by wire transfer of immediately available funds on the closing date to an account designated in writing by the Investor or by delivery of a certified or cashiers’ check by the Founder to the Investor, in each case against the Founder’s receipt of the Investor’s share certificates of the Put Shares and share transfer forms duly executed by the Investor for the transfer of the Put Shares to the Founder or any other nominee of the Founder.

1.5           Rights After Closing.  From and after the closing of the purchase of the Put Shares by the Founder, all rights of the Investor with respect to the Put Shares shall cease, and such shares shall be owned legally and beneficially by the Founder for all purposes and will be transferred to the Founder on the books and records of the Company.

1.6           Partial Purchase.  The Founder shall not be obligated to purchase the Put Shares if the Founder shall be unable to do so without a breach or violation of the provisions of applicable law or the certificate of incorporation or bylaws of WaferGen US as in effect on such date.  If the Founder is unable to purchase all of the Put Shares at one time due to any such restriction, the Founder shall purchase such securities as the Founder is able without a breach or violation of applicable law or the certificate of incorporation or bylaws of WaferGen US, and the Founder shall use reasonable efforts to remove any such limitations upon the Founder’s ability to effect such purchase.

1.7           Termination of Put Option Agreement.  This Agreement shall terminate immediately prior to the earlier to occur of the following (the “Put Option Termination Date”):

(a)           December 31, 2010;

(b)           an IPO (as defined in the Purchase Agreement) of the Company;

(c)           the sale of all or substantially all of the assets of the Company or WaferGen US, or the consolidation or merger of the Company or WaferGen US with or into any other business entity pursuant to which shareholders of the Company or WaferGen US, as applicable, prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity;

(d)           the liquidation, dissolution or winding up of the business operations of the Company or WaferGen US;

(e)           the execution by the Company or WaferGen US of a general assignment for the benefit of creditors or the appointment of a receiver or trustee to take possession of the property and assets of the Company or WaferGen US; and

(f)           the termination of the Founder’s employment with WaferGen US by the board of directors of WaferGen US for any reason.

1.8           No Re-Exercise of Put Right.  In the event the Investor fails to exercise the Put Option pursuant to the requirements of this Agreement in connection with a Triggering Event, the Investor shall not thereafter have the ability to re-exercise such Put Option to the extent a subsequent Triggering Event occurs.

SECTION  2

MISCELLANEOUS

2.1 Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California in the United States of America, without giving effect to the choice of law provisions thereof.

2.2 Arbitration.  The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement that are not resolved by their mutual agreement shall be submitted to final and binding arbitration in San Francisco, California before JAMS, or its successor, pursuant to the United States Arbitration Act, 9 U.S.C. Sec. 1 et seq.  Any party may commence the arbitration process called for in this agreement by filing a written demand for arbitration with JAMS, with a copy to the other party.  The arbitration will be conducted in accordance with the provisions of JAMS’ Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration.  The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS’ panel of neutrals, and in scheduling the arbitration proceedings.  The parties covenant that they will participate in the arbitration in good faith, and that they will share equally in its costs.  The provisions of this Section 2.2 may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys fees, to be paid by the party against whom enforcement is ordered.

2.3 Assignment of Put Option.  The Put Option granted in this Agreement may not be assignable or transferable by the Investor.

2.4 Successors and Assigns.  Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

2.5 Severability.  In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.6 Amendment and Waiver.  Except as otherwise expressly provided, the obligations of the Founder and the rights of the Investor under this Agreement may be amended, modified or waived only with the written consent of the Founder and the Investor.

2.7 Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power, or remedy accruing to either party, upon any breach, default or noncompliance of the other party under this Agreement, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on either party’s part of any breach, default or noncompliance under the Agreement or any waiver on either party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to either party shall be cumulative and not alternative.

2.8 Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a United States recognized overnight courier, specifying next-day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties hereto.  All notices sent to the Founder shall also be sent to: Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105, Attention: John M. Rafferty (Telecopier:  (415) 268-7305).

2.9 Attorneys’ Fees.  In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

2.10 Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

2.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

2.12 Representation of Financial Sophistication.  The Investor represents that it is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

2.13 Transfer Taxes.  All excise, transfer, stamp, documentary, filing, recordation and other similar taxes which may be imposed or assessed as the result of any payment related to the Put Option, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, shall be borne by the Investor.

[Signature page follows]

5

In Witness Whereof, the parties hereto have executed this Put Option Agreement as of the date set forth in the first paragraph hereof.

FOUNDER

By:
       Alnoor Shivji

Address:
WaferGen Bio-systems, Inc.
Bayside Technology Center
46531 Fremont Blvd.
Fremont, CA 94538, USA
Facsimile: 510 651 4599

INVESTOR:

Prima Mahawangsa Sdn Bhd

By:
                                                                                                      Name:
                                                                                                      Title:

Address:

5th Floor, Bangunan CIMB,
Jalan Semantan, Damansara Heights,
50490 Kuala Lumpur

Facsimile: 603 2093 9688